Exhibit (a)(5)(iv)

Media Release

Basel, 31 January 2012

Roche to nominate slate of independent directors for election at Illumina, Inc.’s 2012 annual meeting

Election of director nominees and approval of other proposals would result in Roche-nominated directors comprising majority of the Board

Roche (SIX: RO, ROG; OTCQX: RHHBY) announced today that it has provided notice to Illumina, Inc. (NASDAQ: ILMN) that it will nominate a slate of highly qualified, independent candidates for election to Illumina’s Board of Directors and propose certain other matters for the consideration of Illumina’s shareholders at Illumina’s 2012 annual meeting, which, if adopted, would result in Roche-nominated directors comprising a majority of the Illumina board. Roche also named five alternate nominees for election to Illumina’s board.

In addition to the nomination of independent directors to fill the seats of the four directors whose terms of office are scheduled to expire at Illumina’s 2012 annual meeting, Roche will also propose increasing the size of Illumina’s board from nine directors to eleven directors with the resulting vacancies on the board to be filled by candidates nominated by Roche. This approach allows shareholders to elect Roche-nominated directors comprising a majority of Illumina’s board.

Severin Schwan, CEO of Roche Group, said, “Our proposed slate of directors is composed of well-qualified and distinguished executives who we believe, if elected, will act in the best interest of Illumina’s shareholders. We believe that the proposed directors will carefully review the value represented by Roche’s offer and ensure that Illumina acts in the best interests of its shareholders.”

Schwan continued, “Although we are taking this step, our strong preference remains to engage in a constructive dialogue with Illumina to jointly develop an optimal strategy for maximizing value for Illumina shareholders and our combined business. Despite our repeated attempts, Illumina has been unwilling to participate in substantive discussions regarding a negotiated transaction.”

On January 27, 2012, Roche commenced a tender offer to acquire all of Illumina’s common stock for $44.50 per share in cash, or an aggregate of approximately $5.7 billion on a fully diluted basis. This offer represents a premium of 64% over Illumina’s closing stock price on December 21, 2011 – the day before market rumors about a potential transaction between Roche and Illumina drove Illumina’s stock price significantly higher – and a 61% premium over the one-month historical average and a 43% premium over the three-month historical average of Illumina’s share price, both as of December 21.

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 Fax +41 61 688 27 75 www.roche.com

Nominees:

Bary Bailey – Mr. Bailey, 53, is the President of 4B Management LLC and an Operating Partner at Cressey & Company. He joined Cressey in January 2011. Prior to this, he served as the Chief Financial Officer of AMN Healthcare Services from 2009 until 2011. Mr. Bailey also served as Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals International (formerly ICN Pharmaceuticals) from 2002 until 2007. Mr. Bailey is a Certified Public Accountant (inactive) and holds a B.S. in accounting from California State University.

Earl (Duke) Collier, Jr. – Mr. Collier, 64, has served as Executive Chairman of Arsenal Medical, Chief Executive Officer of 480 Biomedical and as senior advisor to Polaris Venture Partners since 2010. From 1998 to 2010, Mr. Collier was an Executive Vice President at Genzyme Corporation.   From January through July 2010, he served as interim Chief Executive Officer of deCode Genetics. He has also served as President of Vitas Healthcare and as a Partner at the Washington, DC based law firm of Hogan and Hartson (now Hogan Lovells). Mr. Collier holds a J.D. from the University of Virginia School of Law and a B.A. from Yale University.

Dwight Crane, Ph.D. – Professor Crane, 74, has been a self-employed consultant to financial institutions since 2007. He was a member of the Harvard Business School faculty for 38 years, teaching primarily in the fields of financial institutions and corporate governance. Professor Crane has also been a consultant to several financial institutions and companies in the United States and abroad and is currently the Lead Director of the Legg Mason Partners Equity Funds. Professor Crane holds a Ph.D. in economics from Carnegie Mellon University, an M.S. in economics from Carnegie Mellon University, an M.B.A. in management science from the University of Michigan, and a B.S. from the Massachusetts Institute of Technology.

David Dodd – Mr. Dodd, 62, co-founded VaxyGen Holdings, LLC in 2011, a company that provides assay, pharmaceutical contract manufacturing and vaccine commercialization services. He is the Chief Executive Officer of RiversEdge BioVentures, LLC, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009. He has previously served as President, Chief Executive Officer and Chairman of BioReliance Corporation (December 2007 to June 2009), non-executive Chairman of Stem Cell Sciences Plc (October 2006 to April 2009), President, Chief Executive Officer and Director of Serologicals Corporation (2000 to 2006), and President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. (1995 to 2000). He is a current director of GeoVax Labs. Mr. Dodd received both a bachelor’s degree and an M.S. in Math/Economics from Georgia State University, and an Advanced Management Program degree from Harvard Business School.

Michael Griffith – Mr. Griffith, 53, has served as Chief Executive Officer and a director of Laureate Biopharmaceutical Services, Inc., a full-service biopharmaceutical contract development and manufacturing organization, since April 2010. Prior to joining Laureate, Mr. Griffith was the Founder and Chief Executive Officer of Aptuit, Inc., a leading global pharmaceutical contract research, development and manufacturing company. Mr. Griffith was also a commercial and investment banker for nearly 15 years. Mr. Griffith holds a Master of Management from the J. L. Kellogg Graduate School of

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Management at Northwestern University and a B.S. in business administration from the University of Kansas.

Jay Hunt – Mr. Hunt, 72, is President of The Development Group, which he co-founded in 1993. The firm’s assignments include advisory services on complex financial issues. He is currently a Director of DDi Corp. and BMC Select, a building materials and distribution company. Mr. Hunt is a former member of the Advisory Board of Joie De Vivre Hospitality, a former Director of Gentiae Clinical Research and former Chairman of the Ischemia Research & Education Foundation. Mr. Hunt holds a J.D. from the University of Michigan Law School and a B.A. in political science from Indiana University.

Alternates:

James Berges – Mr. Berges, 64, joined Clayton, Dubilier & Rice as an Operating Partner in 2006. Previously, he served as Vice Chairman and President at Emerson Electric from 1995 to 2000. Mr. Berges is Chairman of Sally Beauty Holdings, Hussmann International and HD Supply, and is a member of the Audit Committee of PPG Industries. Mr. Berges is a former Chairman of the National Association of Manufacturers and also received a presidential appointment to the Advisory Committee for Trade Policy and Negotiations in 2005. He has served previously on the Boards of MKS Instruments and Diversey Holdings, Inc. Mr. Berges holds a B.S. in electrical engineering from the University of Notre Dame.

John Gilly, Ph.D. – Dr. Gilly, 54, is currently employed by SAIC-Frederick, Inc. as Director, Vaccine Clinicals Program supporting NIAID/NIH’s Vaccine Research Center. From March 2007 to November 2011, under the employment of SAIC-Frederick, Dr. Gilly served as Associate Director, Biopharmaceutical Development Program of the National Cancer Institute/NIH. Dr. Gilly holds a Ph.D. in molecular biology from Lehigh University, an M.S. in biochemistry from the University of Scranton, and a B.S. in biology from Indiana University of Pennsylvania.

Jack Kaye – Mr. Kaye, 68, began his career at Deloitte & Touche, LLP, an international accounting, tax and consulting firm, in 1970, and was a Partner in the firm from 1978 until May 2006. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations and corporate governance/Sarbanes-Oxley issues. He is also the current Chairman of the Audit Committee of Keryx Biopharmaceuticals and has served on its Board of Directors since September 2006. Mr. Kaye is a Certified Public Accountant and holds a B.B.A. from Baruch College.

Jonathan Macey, Ph.D. (h.c.) – Professor Macey, 56, is the Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law at Yale University, and a Professor in the Yale School of Management. He is also the author of several books including Macey on Corporation Laws, and co-author of two leading casebooks, Corporations: Including Partnerships and Limited Liability Companies and Banking Law and Regulation. Professor Macey holds a J.D. from Yale Law School, a B.A. from Harvard University, and a Ph.D. honoris causa from the Stockholm School of Economics.

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Michael Wyzga – Mr. Wyzga, 56, is President, Chief Executive Officer and a director of Radius Health, Inc., a pharmaceutical company focused on acquiring and developing drug therapies for osteoporosis and women's health. Prior to joining Radius, he was Executive Vice President, Finance (2003-2011) and Chief Financial Officer (1999-2011) of Genzyme. While at Genzyme, he was recognized as a Top Five Biotech CFO by Institutional Investor. Mr. Wyzga holds an M.B.A. from Providence College and a B.S. from Suffolk University.

Greenhill & Co., LLC and Citigroup Global Markets, Inc. are acting as financial advisors to Roche and Davis Polk & Wardwell LLP is acting as legal counsel.

About Roche
Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2010, Roche had over 80’000 employees worldwide and invested over 9 billion Swiss francs in R&D. The Group posted sales of 47.5 billion Swiss francs. Genentech, United States, is a wholly owned member of the Roche Group. Roche has a majority stake in Chugai Pharmaceutical, Japan. For more information: www.roche.com.

All trademarks used or mentioned in this release are protected by law.

Additional information
Additional detail regarding the offer can be found on www.transactioninfo.com/Roche.

Contacts:

Roche Group Media Relations
Phone: +41 -61 688 8888 / e-mail: basel.mediaoffice@roche.com
- Alexander Klauser (Head)
- Silvia Dobry
- Daniel Grotzky
- Claudia Schmitt

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Brunswick Group (for U.S. media)
Phone: +1 212 333 3810
- Steve Lipin
- Jennifer Lowney

MacKenzie Partners (Information Agent for the offer)
Phone: +1 212 929 5500 or +1 800 322 2885 (toll-free)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THIS ANNOUNCEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT, AMONG OTHERS: (1) ECONOMIC AND CURRENCY CONDITIONS; (2) COMPETITIVE AND TECHNOLOGICAL FACTORS; AND (3) RISKS AND UNCERTAINTIES RELATING TO THE PROPOSED TRANSACTION.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ILLUMINA COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON JANUARY 27, 2012. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

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ROCHE WILL BE FILING A PROXY STATEMENT ON SCHEDULE 14A AND OTHER RELEVANT DOCUMENTS WITH THE SEC IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE 2012 ANNUAL MEETING OF ILLUMINA (THE “PROXY STATEMENT"). PROMPTLY AFTER FILING A DEFINITIVE PROXY STATEMENT WITH THE SEC, ROCHE WILL MAIL THE PROXY STATEMENT AND A PROXY CARD TO EACH ILLUMINA STOCKHOLDER ENTITLED TO VOTE AT THE 2012 ANNUAL MEETING. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED (WHEN AVAILABLE) FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE HOLDING LTD, CKH ACQUISITION CORPORATION AND THE INDIVIDUALS NOMINATED BY CKH ACQUISITION CORPORATION FOR ELECTION TO ILLUMINA’S BOARD OF DIRECTORS (THE “ROCHE NOMINEES") MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM ILLUMINA STOCKHOLDERS FOR USE AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE DIRECTORS AND EXECUTIVE OFFICERS OF ROCHE HOLDING LTD AND CKH ACQUISITION CORPORATION WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES HAVE NOT BEEN DETERMINED AS OF THE DATE OF THIS PRESS RELEASE. NO ADDITIONAL COMPENSATION WILL BE PAID TO SUCH DIRECTORS AND EXECUTIVE OFFICERS FOR SUCH SERVICES. INVESTORS AND SECURITY HOLDERS CAN OBTAIN ADDITIONAL INFORMATION REGARDING THE DIRECT AND INDIRECT INTERESTS OF THE ROCHE NOMINEES AND OTHER PARTICIPANTS BY READING THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.

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